Exhibit 10.15

SELLER ADMINSTRATIVE SERVICES AGREEMENT

Between

TIME WARNER INC.

and

WMG ACQUISITION CORP.

Dated February 29, 2004

SELLER ADMINISTRATIVE SERVICES AGREEMENT (this “Seller Administrative Services Agreement”), dated February 29, 2004, between TIME WARNER INC. (“Seller”) and WMG ACQUISITION CORP. (“Purchaser”).

In consideration of the mutual covenants contained in this Seller Administrative Services Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Purchase Agreement (as defined herein).

SECTION 1.02. Certain Terms.

“Purchase Agreement” means that Purchase Agreement, dated as of November 24, 2003, between Seller and Purchaser.

“Services” means the services identified on Exhibit A.

“Service Categories” means the categories of Service Items as identified on Exhibit A or otherwise agreed by the parties.

“Service Items” means the individual service items included within the various Service Categories identified on Exhibit A or otherwise agreed by the parties.

SECTION 1.03.  Usage Generally; Interpretation. References in this Seller Administrative Services Agreement to any gender include references to all genders.  Any term defined in this Seller Administrative Services Agreement in the singular form shall have the correlative meaning in the plural form, and any term defined in this Seller Administrative Services Agreement in the plural form shall have the correlative meaning in the singular form.  References in this Seller Administrative Services Agreement to a party or other Person include their respective successors and permitted assigns.  The words “include”, “includes” and “including” when used in this Seller Administrative Services Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Seller Administrative Services Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Seller Administrative Services Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Seller Administrative Services Agreement refer to this Seller Administrative Services Agreement in its entirety and not to any particular Article, Section or provision of this Seller Administrative Services Agreement.

ARTICLE II

Services

SECTION 2.01. Agreement to Provide Services. (a) Seller shall provide the Services to the Acquired Companies and in respect of the Acquired Assets as provided herein.  Purchaser shall provide input and assistance to Seller in connection with the performance of the Services as reasonably requested by Seller, and shall advise Seller as to the desired manner and nature of the Services to be provided.  Seller shall determine the Seller personnel who shall perform the Services.  Seller may, at its option, from time to time delegate any of or all its obligations under this Seller Administrative Services Agreement to any one or more of its Affiliates.  In addition, Seller may, as it deems necessary or desirable, engage the services of other professionals and consultants in connection with the performance of the Services; provided, that the Purchaser consents in writing to such engagement, which consent shall not be unreasonably withheld; and provided further Seller shall remain directly and fully liable to Purchaser for the performance of its obligations hereunder notwithstanding the engagement of any such professionals or consultants.  During the term of this Seller Administrative Services Agreement, Seller shall use its reasonable efforts to make its corporate resources available as reasonably requested by Purchaser and the Acquired Companies in connection with the transition and integration of the Acquired Companies and the Acquired Assets, during normal business hours, provided, that the provision of such corporate resources does not interfere with the conduct of business of Seller and does not result in any cost to Seller.

(b) Unless otherwise agreed by the parties, the Services shall be:

(i) performed by Seller in a reasonably  prompt and professional manner that is substantially the same manner in which Seller currently provides similar services for the Acquired Companies or in respect of the Acquired Assets, as the case may be; and

(ii) used by the Acquired Companies or the entities holding the Acquired Assets, as the case may be, for substantially the same purpose and in substantially the same manner as the Acquired Companies and the entities holding the Acquired Assets currently use similar such services.

(c) Notwithstanding anything herein to the contrary, this Seller Administrative Services Agreement is not intended to amend, replace or otherwise affect in any manner any existing contractual relationships between Seller and its Subsidiaries, on the one hand, and Purchaser and the Acquired Companies, on the other hand.

SECTION 2.02. Change Orders. (a) Service Additions.  Exhibit A may be amended at any time by the mutual written agreement of the parties to add additional Services.

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(b)  Service Deletions.  Upon prior written notice (a “Service Deletion Notice”) delivered to Seller not less than the requisite number of days prior to termination as specified in Exhibit A, Purchaser may:

(i)             terminate this Seller Administrative Services Agreement with respect to any Service Category; or

(ii)          terminate this Seller Administrative Services Agreement with respect to any individual Service Item included in the Services, so long as the other remaining Service Items in the relevant Service Category can thereafter still be practicably provided by Seller pursuant to this Seller Administrative Services Agreement.  If Seller reasonably determines that it cannot thereafter practicably provide the other Service Items in the relevant Service Category, then Seller shall so notify Purchaser within 30 days after Seller’s receipt of the relevant Service Deletion Notice and such termination with respect to such Service Item shall not take effect.

(c) Termination by Seller.  Except as otherwise provided in Exhibit A, upon not less than 180 days’ prior written notice to Purchaser, Seller may terminate this Seller Administrative Services Agreement with respect to any Service Category included in the Services if Seller and its Affiliates cease to provide such Service Category to Seller’s Subsidiaries, divisions and business units.  Notwithstanding the foregoing provision, Services under Human Resources and Benefits and Treasury as described on Exhibit A shall not be terminated until the respective Default Termination Date.

(d) Return of Books and Records.  Upon the request of Purchaser after the termination of a Service with respect to which Seller holds books, records or files, including current and archived copies of computer files, (i) owned by Purchaser or its Affiliates and used by Seller in connection with the provision of a Service to the Acquired Companies or in respect of the Acquired Assets, or (ii) created by Seller and in Seller’s possession as a function of and relating to provision of Services to the Acquired Companies or in respect of the Acquired Assets, such books and records shall be returned to Purchaser. The Acquired Companies shall be entitled to retain and use any such materials.  Seller shall return all such books, records or files as soon as reasonably practicable.  Purchaser shall bear Seller’s costs and expenses associated with the return of such documents.  At its expense, Seller may make a copy of such books, records or files for its legal files.

SECTION 2.03.  No Management Authority.  Notwithstanding any other provision hereof, Seller shall not be authorized by, and shall have no responsibility under, this Seller Administrative Services Agreement to manage the affairs of the Acquired Companies.

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ARTICLE III

Compensation

SECTION 3.01. Compensation for Services.  As compensation for Services rendered pursuant to this Seller Administrative Services Agreement, Purchaser shall pay to Seller an amount equal to the Cost of Services as specified in Exhibit A for each Service Category.

SECTION 3.02. Adjustments to Cost of Services.  (a)  Adjustments Due to Service Additions or Deletions.  If at any time the parties mutually agree to add any Service Categories or Service Items to the Services to be provided to the Acquired Companies or in respect of the Acquired Assets hereunder, then concurrently with the addition of such Service Item or Service Category, as the case may be, the parties shall work in good faith to agree upon the then-current Cost of Services as appropriate to reflect such addition.  If at any time this Seller Administrative Services Agreement is terminated with respect to any Service Item in accordance with Section 2.02, then not less than 30 days prior to such termination, Seller and Purchaser shall work in good faith to mutually agree upon an appropriate decrease, if any, to the then-current Cost of Services.

(b)  Adjustments Due to Variances in Usage of Services.  If, at any time, usage of any Service Category varies materially from the projected patterns of usage employed by the parties to determine the then-applicable Cost of Services with respect to such Service Category, then either Purchaser or Seller, by written notice (a “Cost Adjustment Request”) to the other, may trigger a review of the then-applicable Cost of Services attributable to such Service Category.  Within 45 days after any Cost  Adjustment Request, Seller and Purchaser shall agree upon an appropriate adjustment, if any, to the Cost of Services applicable to such Service Category so that such Cost of Services shall more appropriately reflect the actual direct cost to Seller of providing Services within such Service Category at then-current usage rates.

SECTION 3.03.  Payment Terms. (a) Seller shall bill Purchaser at the end of each month for an amount equal to the sum of the Cost of Services for that month.  Purchaser shall pay such amount in full within 45 days after receipt of invoice.  Each invoice shall set forth in reasonable detail the calculation of the charges and amounts upon which the sum of the Cost of Services is comprised, broken down by the Cost of Services for each Service during the month to which such invoice relates.  Other remedies for non-payment notwithstanding, if any payment is not received by Seller on or before the date such amount is due, then a late payment interest charge, calculated at a 6% per annum rate, on the past amount due shall become immediately due and payable in addition to the amount owed under this Seller Administrative Services Agreement.  If at any time this Seller Administrative Services Agreement is terminated with respect to any Service Item in accordance with Section 2.02, then not more than 45 days after such termination, Seller shall return to Purchaser any amounts prepaid by Purchaser to Seller in respect of the days in the month during which the effectiveness of the termination occurred which fall after such termination.

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(b) If Purchaser has any objection to the amount of the invoice, it shall have the right to inspect Seller’s records with respect thereto.  Following such inspection, the parties shall endeavor in good faith to resolve any disagreement with respect to charges and costs hereunder.  Thereafter, Purchaser will be entitled to a prompt refund of any amounts paid in excess of the amounts required hereunder, and Seller shall promptly pay any deficiency amounts (with interest at 6% per annum) found to be due as a result of such inspection.

SECTION 3.04.  Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS SELLER ADMINISTRATIVE SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS SELLER ADMINISTRATIVE SERVICES AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY  OR FITNEES FOR ANY PARTICULAR PURPOSE.  SELLER DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

SECTION 3.05. Books and Records.  Seller shall maintain complete and accurate books of account as necessary to support its calculations of the Cost of Services and shall make such books available to Purchaser, upon reasonable notice, during normal business hours; provided, however, that to the extent Seller’s books contain information relating to any other aspect of Seller’s business, Seller and Purchaser shall negotiate a procedure to provide Purchaser the necessary access while preserving the confidentiality of such other records.  In performing the Services, Seller shall be entitled to assume that all books and records provided by Purchaser or the Acquired Companies are true and accurate.

ARTICLE IV

Term

SECTION 4.01.  Commencement.  This Seller Administrative Services Agreement is effective as of the Closing Date and shall remain in effect with respect to a particular Service until the Default Termination date as specified in Exhibit A unless and until terminated in accordance with Section 4.02.

SECTION 4.02.  Termination.  This Seller Administrative Services Agreement may be terminated as follows:

(a) By Purchaser.  With respect to any Service Category, at any time upon prior written notice to Seller as provided in Exhibit A.

(b) By Either Party.  If either party materially breaches any of its obligations under this Seller Administrative Services Agreement, the non-breaching party may terminate this Seller Administrative Services Agreement, including the provision of Services pursuant hereto, effective at any time upon not less than 30 days written notice of termination to the breaching party, provided said breaching party does not cure such

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default within 30 days after receiving written notice thereof from the non-breaching party.

In the event of any termination of this Seller Administrative Services Agreement, each party shall remain liable for all obligations of such party accrued hereunder prior to the date of such termination, including all obligations of Purchaser to pay any amounts due to Seller hereunder.

ARTICLE V

Indemnification; Limitation of Liability

SECTION 5.01.  Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless Seller, its Affiliates, partners, officers, employees, agents and permitted assigns (each, a “Seller Party” and, together, the “Seller Parties”) from and against any and all losses, liabilities, claims, litigation, damages, penalties, actions, demands or expenses, including the reasonable fees and expenses of counsel (collectively, “Losses”) incurred by Seller and arising out of, in connection with or by reason of this Seller Administrative Services Agreement or any Services provided by Seller hereunder, except to the extent such Losses arise out of Seller’s material breach under this Seller Administrative Services Agreement or Seller’s gross negligence or willful misconduct.

SECTION 5.02. Limitation on Liability; Indemnification by Seller. (a) No Seller Party shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to Purchaser or any of its Affiliates, partners, officers employees, agents, auditors or permitted assigns, for any Losses arising out of, related to, or in connection with the Services or this Seller Administrative Services Agreement, except to the extent that such Losses arise out of Seller’s material breach under this Seller  Administrative Services Agreement or Seller’s gross negligence or willful misconduct.

(b) Seller shall indemnify and hold harmless Purchaser, its Affiliates, partners, officers, employees, agents and permitted assigns (each an “Purchaser Party”) from and against any and all Losses incurred by such Purchaser Party and arising out of, in connection with or by reason of this Seller Administrative Services Agreement or any Services provided by Seller hereunder, which arise out of Seller’s material breach of this Seller Administrative Services Agreement or Seller’s gross negligence or willful misconduct.

(c) IN NO EVENT SHALL ANY SELLER PARTY BE LIABLE WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO ANY PURCHASER PARTY FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY ANY SELLER PARTY OF THIS SELLER ADMINISTRATIVE SERVICES AGREEMENT.

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(d) The provisions of this Article V shall survive indefinitely, notwithstanding any termination of all or any portion of this Seller Administrative Services Agreement.

ARTICLE VI

Other Covenants

SECTION 6.01. Attorney-in-Fact.  On a case-by-case basis, Purchaser shall execute documents necessary to appoint Seller as its attorney-in-fact for the sole purpose of executing any and all documents and instruments reasonably required to be executed in connection with the performance by Seller of any Service under this Seller Administrative Services Agreement.

ARTICLE VII

Other Matters

SECTION 7.01. Title to Data.  Purchaser acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor that are owned by Seller or its Affiliates, by reason of their provision of the Services provided hereunder.  Seller agrees that all records, data, files, input materials and other information received or computed that relate to Purchaser or its Affiliates are the property of Purchaser or its Affiliates, respectively.

SECTION 7.02.  Notices. All notices, request and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

Time Warner Inc,
75 Rockefeller Plaza
New York, NY 10019
Fax: (212) 258-3172
Attn: General Counsel

with copies to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Fax: (212) 474-3700
Attn: Richard Hall, Esq.

if to Purchaser, to:

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WMG Acquisition Corp.
In care of Thomas H. Lee Partners, L.P.
75 State Street
Boston, Massachusetts 02109
Fax: (617) 227-3514
Attn: Scott Sperling

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attn: John Finley, Esq.
Brian Stadler, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.03.  Amendments; No Waivers. (a) Any provision of this Seller Administrative Services Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Seller Administrative Services Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.04. Governing Law.  This Seller Administrative Services Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

SECTION 7.05. Enforcement. (a) Each party hereby consents to the exclusive jurisdiction of the United States Federal courts located in the State of New York with respect to disputes arising out of this Seller Administrative Services Agreement.

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(b) Other than as specified in Article V, there are not any intended third-party beneficiaries of any provision of this Seller Administrative Services Agreement.

SECTION 7.06. Severability.  If any term, provision, covenant, restriction or other condition of this Seller Administrative Services Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Seller Administrative Services Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.  Upon such a determination, the parties shall negotiate in good faith to modify this Seller Administrative Services Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are consummated to the extent possible.

SECTION 7.07. Confidentiality.  Except as otherwise required under applicable law, each party agrees that it and its respective Affiliates will maintain as confidential, and not use, any and all information provided by either party to the other or otherwise obtained by such party in connection with or as a result of this Seller Administrative Services Agreement.  Nothing contained in this Section shall limit or affect in any way obligations of the parties to maintain the confidentiality of information pursuant to the Purchase Agreement.  Notwithstanding anything herein to the contrary, each party to this Seller Administrative Services Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Seller Administrative Services Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 7.08. Counterparts. This Seller Administrative Services Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.09. Independent Contractors.  No agency, partnership or joint venture is established by this Seller Administrative Services Agreement.  Neither party shall enter into, incur liabilities or hold itself out to third parties as having the authority to enter into and incur any contractual obligations, expenses, or liabilities on behalf of the other party.

SECTION 7.10. Assignment.  Other than as provided in Section 2.01, neither this Seller Administrative Services Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party.

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Notwithstanding the foregoing, Purchaser may assign all or a portion of its rights hereunder to one or more of its Subsidiaries, provided that no such assignment shall relieve Purchaser of any obligations hereunder.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Seller Administrative Services Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.11. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SELLER ADMINISTRATIVE SERVICES AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.12.  Entire Agreement.  This Seller Administrative Services Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Seller Administrative Services Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Seller Administrative Services Agreement.

SECTION 7.13.  Captions.  The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties have caused this Seller Administrative Services Agreement to be duly executed as of the day and year first written above.

TIME WARNER INC.,

By	/s/ Douglas S. Phillips
	Name:	Douglas S. Phillips
	Title:	Vice President

WMG ACQUISITION CORP.,

By
Name:
Title:

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IN WITNESS WHEREOF, the parties have caused this Seller Administrative Services Agreement to be duly executed as of the day and year first written above.

TIME WARNER INC.,

By
Name:
Title:

WMG ACQUISITION CORP.,

By	/s/ Scott Sperling
	Name:	Scott Sperling
	Title:	President

Exhibit A - Services

Service Category:	Accounting

Default Termination:	December 31, 2004

Termination Notice by Purchaser:	30 days

Service Items:	Audit services performed to assist Purchaser with its audits of the Acquired Companies.

Cost of Services:

For internal accounting work, costs of services represent an allocation of employee compensation (including benefits) and other out-of-pocket costs directly attributable to the provision of such internal accounting work, based on actual time spent on projects performed to assist Purchaser.

External audit fees to the extent attributable to Purchaser-related projects will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

If Seller’s normal practice prior to Closing was to value costs of Accounting services in order to make intra-company allocations for those services for purposes of Seller’s financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

Service Category:	Taxes

Default Termination:	December 31, 2004.

Termination Notice by Purchaser:	30 days

Service Items:	In each case, to the extent currently provided by Seller with respect to the Acquired Companies:

(1) Income tax planning and consulting.

(2) Preparing and filing tax returns, including coordination of external service providers.

(3) Responding to and defending Purchaser in all audit requests.

(4) Providing tax accounting services, including coordination of external service providers.

Cost of Services:

For services performed internally at Seller, cost of services will be based on an allocation of compensation (including benefits) and all other out-of-pocket costs directly attributable to the provision of such internal tax work, based on actual time spent on Purchaser-related projects.

External fees and out-of-pocket expenses to the extent attributable to Purchaser-related projects relating to tax accounting, compliance and other areas, including tax accounting fees and return preparation fees, will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

External fees and out-of-pocket expenses to the extent attributable to Purchaser-related projects related to tax audits will be reimbursed by Purchaser.

If Seller’s normal practice prior to Closing was to value costs of Tax services in order to make intra-company allocations for those services for purposes of Seller’s financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

Service Category:	Human Resources and Benefits

Default Termination:	December 31, 2004

Termination Notice by Purchaser:	3 months

Service Items:

Maintain and administer benefits plans existing at the Closing or any benefits plans substantially similar to those existing at the Closing, in which employees of Purchaser are eligible to participate, in accordance with Article V of the Purchase Agreement. Seller shall not be required, directly or indirectly, to advance its own funds in connection with the funding of any 401K plans.

If requested by Purchaser, Seller will cooperate and assist Purchaser on Purchaser’s conversion to its own benefits plans (to the extent applicable).

Cost of Services:

Reasonable direct costs, including (i) staff costs, (ii) operational costs associated with the administration of human resources, compensation and employee benefit programs, and (iii) the reasonable fees for external consultants. For services performed internally at Seller, staff costs will be based on an allocation of reasonable compensation (including benefits) and reasonable out-of-pocket costs, in each case directly attributable to the provision of such internal services, based on actual time spent on Purchaser-related projects.

External fees and out-of-pocket expenses, customary and consistent with Seller’s past experience, and to the extent attributable to Purchaser-related projects relating to human resources and benefits services will be passed through to Purchaser at Seller’s cost, or paid directly by Purchaser.

If Seller’s normal practice prior to Closing was to value costs of Human Resources and Benefits services in order to make intra-company allocations for those services for purposes of Seller’s financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

Relationship to Purchase Agreement:	Nothing contained herein is intended to amend or supersede the provisions of Article V of the Purchase Agreement.

Service Category:	Information Technology

Default Termination:	April 15, 2004 for the telephone (PBX) services specified below; December 31, 2004 for all other information technology services

Termination Notice by Purchaser:	30 days for telephone (PBX) services; 6 months for shared global network services and managed services.

Service Items:	Seller services will consist of:

(1) maintenance services relating to existing telephone (PBX) systems at 75 Rockefeller Plaza and 1290 Avenue of the Americas;

(2) management of the existing shared global network for Purchaser, including Internet services (domestic and International) and Extranet services (for third-party business-to-business network services); and

(3) managed services, hosting and disaster recovery for systems currently under management at AOL sites including servers, storage devices and network gear.

Cost of Services:

For telephone (PBX) services, the entire cost of those services including (i) stuff cost (including the benefits provided to the staff) and (ii) operational costs associated with the provision of telephone services.

For the management of a shared global network for Purchaser, the costs will reflect the actual direct cost to Seller (including, without limitation, Seller’s staff costs, including benefits payable to staff), the cost of technical support services, and the allocable cost of shared global network services (based on current shared use allocation).

For the managed services, disaster recovery and support of systems supporting HRIS, DOC, decision Support, Royalty and other applications for Purchaser, the costs will reflect the actual direct cost to Seller (including, without limitation, Seller’s staff costs, including benefits payable to staff), the cost of technical support services, and the allocable cost of managed services (based on current shared use allocation).

Each of the above costs will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

Leases:	Lease agreements will be treated as follows:

(1)

Leases for SUN servers supporting Royalty as well as HRIS, DOC, decision Support and other applications will be continued by Seller until December 31st 2004 with a termination option upon a 30 days notice carrying the remaining cost of the lease.

	(2)	Lease for EMC storage occupied by various data sources will be continued by Seller until December 31st 2004 with a termination option upon a 30 days notice carrying the remaining cost of the lease.

The cost for the continuations set forth above will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

Licenses:

Until June 30, 2005, for all nontransferable licenses used by Purchaser, Seller will continue to support, enable and renew the licenses for Purchaser to the extent that Seller is permitted by the terms of such licenses to provide such services. Purchaser shall not be entitled to sublicense such licenses to any third party.

The agreements include the continuation of fees-free usage based on “all you can eat” enterprise agreements, when applicable and as is used currently.

The Purchaser will notify the Seller 30 days ahead of termination of usage of any given license.

Licenses/contractual rates include but are not limited to the following:

	•	ATT
	•	PeopleSoft
	•	MCI
	•	Verizon
	•	TW Telcom
	•	AOL Personal Accounts
	•	Sun (SunOne)
	•	Oracle
	•	Veritas
	•	Embarcadero
	•	Verasign
	•	Cisco

•	Trend Micro
•	Hyperion

The direct costs for the continuation of support of the licenses/contractual rates, as applicable, set forth above will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

Service Category:	Legal

Default Termination:	December 31, 2004, except that the Default Termination date for corporate administrative matters in the United Kingdom shall be June 1, 2004.

Termination Notice by Purchaser:	30 days

Service Items:

Work performed by Seller’s in-house attorneys at the request of Purchaser in connection with general intellectual property matters, legislation and regulatory matters, anti-trust matters, litigation matters, corporate administrative and financial matters (including corporate administrative matters in the United Kingdom, including with respect to the entity WMG Acquisition (UK) Limited), copyrights, patents and trade marks (excluding human resources and employment law and tax).

Legal work performed by outside counsel related to the business of Purchaser, including litigation, and billed to Seller.

Seller shall not be required to provide legal services to Purchaser or the Acquired Companies if to do so would give rise to a legal conflict, as determined by the parties in their reasonable discretion.

Cost of Services:

For internal legal work, costs of services represent an allocation of lawyer compensation (including benefits) and other out of pocket costs directly attributable to the provision of such internal legal work, based on actual time spent on Purchaser-related projects.

For outside legal work, costs of services represent amounts billed.

If Seller’s normal practice prior to Closing was to value costs of Legal services in order to make intra-company allocations for those services for purposes of Seller’s financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

Service Category:	Treasury

Default Termination:	June 30, 2004; provided, however, that if Purchaser requests an extension of the Default Termination date, Seller shall consider such request in good faith.

Termination Notice by Purchaser:	30 days

Service Items:

Provision of services relating to international cash management and currency management, and advisory services relating to domestic cash management. Seller shall not be required, directly or indirectly, to advance its own funds to Purchaser.

Cost of Services:	$30,000 per month. If treasury services are provided for a portion of a month, the cost of services will be pro rated for the number of days in the month for which such services are provided.

Service Category:	Payroll Services in the United Kingdom and France

Default Termination:	June 30, 2004

Termination Notice by Purchaser:	30 days

Service Items:

Seller will assist Purchaser with the provision of payroll services for employees of the Acquired Companies in the United Kingdom and France, in a manner consistent with the payroll services provided for such employees prior to Closing. Seller shall not be required, directly or indirectly, to advance its own funds in connection with the payroll services.

Cost of Services:

For services performed internally by Seller, the cost of services will be an allocation of employee compensation (including benefits) and other out-of-pocket costs attributable to the provision of such internal payroll services, based on the actual time spent on Purchaser-related projects.

For services conducted by third parties, the cost of services will be the fees and out-of-pocket expenses billed by any such third parties. Such third party fees and expenses will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

If Seller’s normal practice prior to Closing was to value costs of Payroll Services in order to make intra-company allocations for those services for purposes of Seller’s financial statements, the cost calculations will be conducted in accordance with that past practice to the extent reasonably possible.

Service Category:	Travel Services

Default Termination:	December 31, 2004; thereafter renewing automatically on an annual basis unless terminated by either party on 60 days’ written notice to the other party.

Termination Notice (prior to	60 days.
December 31, 2004) by Purchaser:

Service Items:

The service items shall consist of: (i) account management oversight by the Director of Travel, whose responsibilities include management of the WorldTravel BTI onsite operation, vendor contract negotiations, vendor mandate compliance and management of the operating budget, (ii) the services of the Corporate Hotel Program Administrator, whose responsibilities include contract negotiations and management of the global hotel program, and (iii) rental of space to travel agents dedicated to the Acquired Companies in the Seller’s facilities (collectively, the “Shared Travel Management Services”); provided, however, that the Shared Travel Management Services will be consistent with, and only to the extent of, the past practices of Seller prior to the date of this Agreement with respect to the provision of such Shared Travel Management Services to the Acquired Companies, and shall not include any services to be provided by WorldTravel BTI to the Acquired Companies, or any associated obligations, costs and expenses of such services to be provided by WorldTravel BTI, pursuant to the agreement between the Acquired Companies and WorldTravel BTI with respect to the provision of certain travel services (the “Acquired Companies/WorldTravel Agreement”).

Seller will use reasonable efforts to include the Acquired Companies in Seller’s volume discount programs with third party providers of travel services. In the event that Seller is advised by any such third party provider that it will not be able to include the Acquired Companies in any volume discount program, Seller shall promptly inform Purchaser of that fact.

Purchaser acknowledges and agrees that the Acquired Companies are party to the Acquired

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Companies/WorldTravel Agreement, and Seller is not responsible in any manner for any of the services, obligations, costs or expenses covered by the Acquired Companies/WorldTravel Agreement.

Cost of Services:

$16,000 per month, for the period ending December 31, 2004. In the event that Seller provides travel services after December 31, 2004, the cost of those services shall be negotiated in good faith by the parties.

If travel services are provided for a portion of a month, the cost of services will be pro rated for the number of days in the month for which such services are provided.

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Service Category:	Real Estate Management

Default Termination:

December 31, 2004, or, if earlier, the effective date of termination of the Lease Harbor General License Agreement between Seller and Lease Harbor LLC (“Lease Harbor”) dated April 1, 2002 and related Services Order Form Agreement (the “License Agreement”).

Termination Notice by Purchaser:	30 days

Service Item:

Purchaser shall be permitted to continue to have access to and to use the Lease Harbor real estate management system licensed under the License Agreement in the manner in which the Acquired Companies currently use such system, subject to the following:

(1) Purchaser acknowledges and agrees that the Acquired Companies constitute an “end-user” under the License Agreement and that Purchaser and the Acquired Companies are bound by, and shall comply with, the representations and warranties and all terms and conditions of the License Agreement as if Purchaser were a signatory to the License Agreement.

(2) Purchaser shall take no action prohibited under the License Agreement which would constitute a breach or violation of such Agreement, including, without limitation, the confidentiality provisions set forth therein, and Purchaser agrees that no third party shall be granted or allowed access to the Lease Harbor service without agreeing, in writing, to keep all data and information contained therein confidential as set forth in the License Agreement.

(3) Purchaser acknowledges that disclosure or use of data and information from the Lease Harbor service in violation of the License Agreement could cause irreparable harm to Lease Harbor and Seller for which monetary damages may be difficult to ascertain or an inadequate remedy. Purchaser therefore agrees that Seller will have the right, in addition to its other rights and remedies, to seek and

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obtain injunctive relief for any violation of its obligations hereunder.

Cost of Services:

The cost for Purchaser’s continued usage of the Lease Harbor system shall be at the same rate paid by Seller under the License Agreement and shall be directly paid by Purchaser as invoiced by Lease Harbor.

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Service Category:	Messenger Services

Default Termination:	April 14, 2004

Termination Notice by Purchaser:	Not Applicable

Service Item:

Purchaser shall be permitted to continue to have access to and to use the messenger services at 75 Rockefeller Plaza, consistent with the manner in which the Acquired Companies currently use such services.

Cost of Services:

For services performed internally by Seller, the cost of services will be an allocation of employee compensation (including benefits) and other out-of-pocket costs attributable to the provision of such internal payroll services, based on the actual time spent on Purchaser-related projects.

For services conducted by third parties, the cost of services will be the fees and out-of-pocket expenses billed by any such third parties. Such third party fees and expenses will be passed through to Purchaser at Seller’s cost or paid directly by Purchaser.

If Seller’s normal practice prior to Closing was to value costs of Payroll Services in order to make intra-company allocations for those services for purposes of Seller’s financial statements, then cost calculations will be conducted in accordance with that past practice to the extent reasonable possible.

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